Exhibit 99.2



ON2 ANNOUNCES BUSINESS AND REGULATORY INITIATIVES
Wednesday October 1, 8:31 am ET

Plans Focus on Codec Distribution to Counter Microsoft Activities In Asia, U.S., and Europe NEW YORK, Oct. 1 /PRNewswire/ -- On2 Technologies, Inc. today issued a series of announcements aimed at improving adoption of its VP4, VP5, and VP6 codecs. The company said that recent activity by Microsoft to expand the market for it Windows Media products, particularly the announced release of certain Microsoft products to standards bodies and Microsoft business practices targeting On2 in Asia, had been instrumental in driving these initiatives.

     -- On2 will make a developer evaluation and personal use license for the VP6 encoder available to companies or developers that register at the On2 website. Developers and companies will now be able to encode files for playback on the PC. Companies and developers wishing to make commercial use of the VP6 encoder will have to execute the necessary paid license with On2. The download will also be available at a number of other sites that will be announced with the product launch in early October.

     -- On2 will make available a license and royalty-free version of its VP4 codec. This release will include source code and implementation for PCs and certain chips such as Equator and Texas Instruments. The primary target of this release will be standards bodies like SMPTE (Society of Motion Picture Television Engineers). "If the standards bodies truly want an extremely high-quality codec that is available with full source code for customized implementations, then we are making it available. This version of VP4 has the clear added value of being completely license and royalty free for both source code and deployments," said Eric Ameres, Executive Vice President of Software Development and CTO.

     -- On2 intends to notify the Japanese Ministry of Justice and Fair Trade
        Commission, the U.S. Department of Justice, Antitrust Division, a number of states attorneys general, and the European Union Competition Commissioner, of certain specific business practices of Microsoft. These practices include Microsoft's Windows Media product line pricing practices and Microsoft's bundling and tying of Windows Media products to other Microsoft products. In keeping with the European Union Competition Commission's recent findings regarding Microsoft's business practices, On2 will specifically request that the Japanese government prohibit Microsoft from bundling Windows Media products with the Microsoft operating system and prevent Microsoft from requiring that distributors of its operating system use Windows Media products exclusively.


On2 stated that due largely to intense competition from Microsoft in Asia, it is reassessing its previously announced 2003 full year guidance. The company expects to provide more details relating to guidance when it learns more about upcoming customer product deployments and unit sales of new products containing On2 software.


The company noted that it continues to hear from customers and potential clients that, based on technical trials, the VP6 codec is the best codec available.


"It is clear that over the last several weeks, particularly as we have made announcements of successful contracts in Asia, we have run into Windows Media at every turn. It would appear to us that some of Microsoft's practices and activities are anticompetitive and aimed purely at gaining market share in a manner that seems consistent with the recent findings by the European Union Competition Commission. We intend to detail these practices in our complaints." said Douglas A. McIntyre, Chairman, President and CEO of On2. "We are also considering whether any of these Microsoft actions and practices warrant direct legal action. We do not intend to become the next Netscape or Burst. We are feeling the economic impact of competing with Microsoft and we intend to take the necessary measures to counter this now," he added.


About On2 Technologies, The Duck Corporation On2 Technologies (Amex: ONT - News) is a leading technology firm at the forefront of video compression. The Company revolutionized video encoding with the creation of its advanced full-motion, full-screen, video compression and streaming technology (TrueMotion(R) VP4/VP5/VP6). On2 licenses its high quality video codecs for use in set-top boxes, consumer electronics devices and wireless applications. In addition, On2 offers a suite of products and services, including high-level video encoding, customized technical support, and consulting/integration services. Located in New York City, the Company has an office in Clifton Park, NY, and operations in Cambridge, UK. On2 may be reached at 21 Corporate Drive, Suite 103, Clifton Park, NY 12065 or info@on2.com or sales@on2.com.